EXHIBIT 5.1

March 9, 2018

Nuvectra Corporation

5830 Granite Parkway, Suite 1100

Plano, Texas 75024

Re:  Nuvectra Corporation Form S-8 Registration Statement

I have acted as counsel to Nuvectra Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 433,823 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), that are reserved for issuance under the Nuvectra Corporation 2016 Equity Incentive Plan (the “Plan”), as described in the Company’s Registration Statement on Form S-8 (as originally filed and as it may subsequently be amended, the “Registration Statement”).

In connection with this opinion, I have made such investigations of law as I have deemed appropriate and I have examined the Plan, the Articles of Incorporation and the Bylaws of the Company, and originals or copies of the corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as I have deemed relevant or necessary for the purpose of rendering the opinions expressed herein.

I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as certified, facsimile, portable document, photostatic, or other electronic copies, and the authenticity of the originals and delivery by the parties thereto of all documents submitted to me as copies. As to all questions of fact that are material to this opinion and that have not been independently established, I have relied upon certificates or comparable documents of officers and representatives of the Company and upon certificates of public officials, and I have assumed the factual representations set forth in the foregoing are accurate as of the date hereof.

Based upon the foregoing, and subject to the limitations and qualifications hereinafter set forth, I am of the opinion that following due authorization of a particular award as provided in and in accordance with the Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company and that upon issuance and delivery of such Shares from time to time pursuant to the terms and conditions of such award, such Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the applicable provisions of the laws of the State of Delaware and the federal laws of the United States of America, and the rules and regulations and reported judicial and regulatory determinations thereunder, and I express no opinion with respect to the laws of any other state or jurisdiction. I expressly disclaim any obligation to advise you of any change in law or subsequent legal or factual developments that might affect any matter or opinions set forth herein.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to this firm wherever it appears in the Registration Statement. In giving such consent, I do not admit that I am acting within the category of persons whose consent is required under the Securities Act or the rules or regulations of the Securities Exchange Commission thereunder.

Sincerely, /s/ Melissa G. Beare Melissa G. Beare, Executive Vice President, General Counsel, and Corporate Secretary